Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Columbia Banking System, Inc. of our report dated March 5, 2021, relating to the consolidated financial statements of Bank of Commerce Holdings and subsidiaries appearing in the Annual Report on Form 10-K of Bank of Commerce Holdings for the year ended December 31, 2020, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Los Angeles, California

August 6, 2021